Exhibit 99.1
REGENT COMMUNICATIONS REPORTS SECOND QUARTER 2008 RESULTS
- Regent’s performance well ahead of industry -
Cincinnati, OH, August 7, 2008 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and six months ended June 30, 2008.
For the second quarter of 2008, net broadcast revenues increased 2.9% to $26.5 million from $25.7 million during the second quarter of 2007. For the same period, station operating expenses of $16.4 million remained flat in 2008 compared to 2007. The Company reported net income of $5.7 million for the quarter, or $0.15 per share, compared with reported net income of $3.0 million, or $0.08 per share, in the same period last year. Results for 2008 and 2007 were impacted by realized and unrealized gains and losses on derivatives.
For the first six months of 2008, net broadcast revenues of $47.3 million were slightly up compared to the same period of 2007. For the same period, station operating expenses decreased 1.1% to $31.2 million in 2008 from $31.6 million in 2007. The Company reported net income of $2.7 million for the first six months of 2008, or $0.07 per share, compared with reported net income of $1.8 million, or $0.05 per share, in 2007.
“In the second quarter, we continued to find ways to outperform the industry and our portfolio of markets due to the excellent execution of our aggressive local operating strategy,” said Bill Stakelin, President and CEO of Regent Communications. “The concerted investments we have made in our stations and digital footprint have enhanced our ability to consistently deliver valuable audiences to our local advertisers. Further, our sales teams are now fully versed in cross-marketing our integrated platform and they are working diligently to continue to increase our share of ad dollars. Looking ahead, we continue to face headwinds from a slowing economy and soft advertising market, but we are controlling our costs and implementing our strategic plan.”
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Broadcast revenues, net of agency commissions	$26,482	$25,736	$47,315	$47,244
Station operating expenses	16,394	16,381	31,235	31,594
Corporate general and administrative expenses	1,916	2,048	3,805	4,062
Depreciation and amortization	1,033	1,067	2,045	2,910
Loss (gain) on sale of stations	33	—	(507)	—
Loss (gain) on disposal of long-lived assets and other	15	(1)	36	(1)

Operating income	7,091	6,241	10,701	8,679
Interest expense	(2,661)	(4,257)	(6,307)	(8,347)
Realized and unrealized gain (loss) on derivatives, net	5,079	3,091	(596)	2,501
Other income, net	29	47	17	99

Income from continuing operations before income taxes	9,538	5,122	3,815	2,932
Income tax expense	(3,929)	(2,156)	(1,575)	(1,199)

Income from continuing operations	5,609	2,966	2,240	1,733
Gain on discontinued operations, net of income tax	70	74	429	108

Net income	$5,679	$3,040	$2,669	$1,841

Basic net income per common share:
Income from continuing operations	$0.15	$0.08	$0.06	$0.05
Gain on discontinued operations	$0.00	$0.00	$0.01	$0.00

Net income	$0.15	$0.08	$0.07	$0.05
Diluted net income per common share:
Income from continuing operations	$0.15	$0.08	$0.06	$0.05
Gain on discontinued operations	$0.00	$0.00	$0.01	$0.00

Net income	$0.15	$0.08	$0.07	$0.05

Common shares for basic calculation	38,785	38,282	38,697	38,244
Common shares for diluted calculation	38,787	38,324	38,702	38,272
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenue, adjusted same station net broadcast revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station operating income
Second quarter 2008 station operating income increased 7.8% to $10.1 million from $9.4 million in the same period in 2007. For the six months ended June 30, 2008, station operating income increased 2.7% to $16.1 million from $15.7 million reported for the same period in 2007.
The Company believes that station operating income is a performance measure that helps investors better understand the financial health of our radio stations. Further, Regent and other media companies have traditionally been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Six Months Ended
Station operating income	June 30,		June 30,
	2008	2007	2008	2007

Operating income	$7,091	$6,241	$10,701	$8,679

Plus:
Corporate general and administrative expenses	1,916	2,048	3,805	4,062
Depreciation and amortization	1,033	1,067	2,045	2,910
Loss on sale of stations	33	—	—	—
Loss on disposal of long-lived assets and other	15	—	36	—

Less:
Gain on sale of stations	—	—	507	—
Gain on disposal of long-lived assets and other	—	1	—	1

Station operating income	$10,088	$9,355	$16,080	$15,650

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire second quarter for both the 2008 and 2007 periods and excludes barter, net broadcast revenue for the second quarter of 2008 increased 3.0% to $25.6 million from $24.8 million in the second quarter of 2007. Same station operating income increased 6.1% to $10.2 million in the second quarter of 2008 compared to the second quarter of 2007. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the second quarter of 2007 as well as the current quarter, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands).

	Three Months Ended
Same Station Net Broadcast Revenue	June 30,
	2008	2007

Net broadcast revenue	$26,482	$25,736

Less:
Net results of stations not included in same station category	—	107
Barter transactions	919	819

Same station net broadcast revenue	$25,563	$24,810

	Three Months Ended
Same Station Operating Income	June 30,
	2008	2007

Operating income	$7,091	$6,241

Plus:
Corporate general and administrative expenses	1,916	2,048
Depreciation and amortization	1,033	1,067
Loss on sale of stations	33	—
Loss on disposal of long-lived assets and other	15	—

Less:
Gain on disposal of long-lived assets and other	—	1

Station operating income	10,088	9,355

Adjustments:
Net results of stations not included in same station category	—	152
Barter transactions	71	66

Same station operating income	$10,159	$9,573

Same station net broadcast revenue — adjusted for timing of certain NTR events
Excluding the timing of revenue from two NTR events held in the second quarter of 2008 that were held in the third quarter of 2007, net broadcast revenue would have decreased 1.2% to $24.5 million. The Company believes this presentation is important to investors as it eliminates the timing effect of the non-traditional revenue on comparability between periods.

	Three Months Ended
Same Station Net Broadcast Revenue - adjusted	June 30,
for timing of certain NTR events	2008	2007

Net broadcast revenue	$26,482	$25,736

Less:
Net results of stations not included in same station category	—	107
Barter transactions	919	819

Same station net broadcast revenue	$25,563	$24,810

Less timing of non traditional broadcast revenue	1,052	—

Same station net broadcast revenue — adjusted for timing of certain NTR events	$24,511	$24,810

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and disposal of long-lived assets. Free cash flow increased 75.1% to $5.0 million in the second quarter of 2008, from $2.8 million in the second quarter of 2007. For the six months ended June 30, 2008, free cash flow increased 88.1% to $5.4 million from $2.9 million in 2007. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands).

	Three Months Ended		Six months ended
	June 30,		June 30,
Free Cash Flow	2008	2007	2008	2007

Net income	$5,679	$3,040	$2,669	$1,841

Add:
Depreciation and amortization (1)	1,033	1,100	2,045	2,979
Non-cash interest expense	188	192	318	284
Non-cash taxes expense (2)	3,772	2,152	1,746	1,243
Non-cash loss on sale of radio stations	38	—	—	—
Other items, net (3)	372	383	618	543

Less:
Non-cash unrealized gain on derivatives	5,920	2,840	236	1,999
Non-cash gain on sale of radio stations	—	—	1,155	—
Maintenance capital expenditures	191	728	561	1,215
Digital upgrade capital expenditures	9	465	69	819

Free cash flow	$4,962	$2,834	$5,375	$2,857

(1) Includes depreciation and amortization reclassified to discontinued operations
(2) Includes taxes reclassified to discontinued operations
(3) Includes: non-cash compensation; barter; and loss on the disposal of long-lived assets

The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Free Cash Flow	2008	2007	2008	2007

Net cash provided by operating activities	$3,085	$1,590	$5,376	$3,596

Less:
Bad debt expense	150	219	306	397

Plus:
Changes in operating assets and liabilities	2,227	2,656	935	1,692

Less:
Maintenance capital expenditures	191	728	561	1,215
Digital upgrade capital expenditures	9	465	69	819

Free cash flow	$4,962	$2,834	$5,375	$2,857

Selected Data
As of June 30, 2008, outstanding credit facility debt was approximately $194.9 million and cash was approximately $1.5 million. Total capital expenditures in the second quarter ended June 30, 2008 were approximately $0.7 million.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Regent undertakes no obligation to update these statements.
Regent projects third quarter 2008 reported consolidated net broadcast revenues and station operating income of approximately $24.6 to $25.1 million and $8.5 to $8.8 million, respectively. Regent expects earnings of approximately $0.03 per share. However, earnings are subject to non-cash volatility as a result of changes in the market value of our interest rate swaps which are marked to market each quarter. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure, to station operating income (in millions):

	Three Months Ending
	9/30/2008
Station Operating Income	Guidance Range
	Lower	Upper

Operating income	$5.5	$5.8

Plus:
Corporate general and administrative expenses	2.0	2.0
Depreciation and amortization	1.0	1.0

Station operating income	$8.5	$8.8

The Company expects same station net broadcast revenue to be down three to five percent for the third quarter of 2008 compared to the third quarter of 2007. As noted previously, adjusting for the timing of two non-traditional revenue events held in the second quarter of 2008 and in the third quarter of 2007, the Company expects same station net broadcast revenue to be approximately flat.
The Company expects capital expenditures for the third quarter to be approximately $1.5 million, of which $1.4 million is related to maintenance and conversion to digital technology capital expenditures and $0.1 million is related to consolidation capital expenditures pertaining to a facilities build-out in our Evansville market.
Teleconference
The Company will host a teleconference to discuss its second quarter results on Thursday, August 7th at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8767 ten minutes prior to the start time and reference passcode 55577395. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference during its scheduled time, there will be a replay available through Thursday, August 14, 2008, which can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (Int’l), passcode 55577395. The webcast will also be archived on the Company’s Web site for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Joe Kessler
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030